Exhibit 10.8
                EOTT ENERGY Operating Limited Partnership
                 4900 California Avenue, Suite A-320
                        Bakersfield, CA 93309
                   (805) 859-2150  Fax (805) 859-2161


December 8, 1998

                      CRUDE OIL PURCHASE CONTRACT

TO:  Hallador Production Company
     Attn:  Vic Stabio
     1660 Lincoln Street, Suite 2700
     Denver, CO 80264

The undersigned "Seller," whether one or more, hereby represents, warrants and declares that it is authorized to deliver and sell (and receive 100% of the proceeds) for all of the "oil" produced from the following:

Lease(s):     South Cuyama #5093872 and Hibberd #5093873

Described as:  Santa Barbara, CA

This Crude Oil Purchase Agreement "Agreement" between Hallador Production Company hereinafter called "Seller," and EOTT ENERGY Operating Limited Partnership hereinafter called "Buyer," sets forth the terms and conditions under which Seller agrees to sell and deliver, and Buyer agrees to purchase and receive, the crude and/or condensate ("oil") from the above described Lease(s), to wit:

I:     TERM:
       Effective January 1, 1999 through June 30, 1999 and continuing thereafter on a six month evergreen.

II.    TYPE OF OIL:
       Buena Vista

III.   QUANTITY:
       Approximately 800-1,100 bbls per day.

IV.    DELIVERY:
       Delivery shall be made from designated shipping tanks and/or through sales meters into EOTT's designated carrier from the South Cuyama and Hibberd leases. Title shall pass from Hallador
       Production Company to EOTT as crude oil passes through the outlet flange of the tank.

V.     PRICE:
       Average of Chevron, Union, and Equiva's Buena Vista posting plus $.05 per bbl gravity adjusted EDQ.

VI.    PAYMENT:
       Payment shall be made on the twentieth (20th) of the month following the month of delivery.

VII.   INVOICES:
       All invoices, invoicing documents and invoicing matters for EOTT Energy Operating Limited Partnership, shall be sent to the following address:

      CONTRACTS:                INVOICES:               DIVISION ORDERS:
---------------------       ---------------------    ---------------------
EOTT ENERGY Operating       EOTT ENERGY Operating    EOTT ENERGY Operating
Limited Partnership         Limited Partnership      Limited Partnership
Attn: Kari Kaiser/          Attn: Crude Oil          Attn:  Division Order
     Lease Acquisition            Accounting                Department
4900 California Avenue      111 West Ocean Blvd.     P. O. Box 4666
Suite A-320                 Suite 1700               Houston TX 77251-4666
Bakersfield CA 93309        Long Beach CA 90802
Phone #805-859-2150         Fax invoices to:
Fax #805-859-2161              310-436-9319


Hallador Production Company      EOTT ENERGY Operating Limited Partnership

By:      /S/VICTOR P. STABIO     By:       /S/TED MCCURDY
Printed: Victor P. Stabio        Printed:  Ted McCurdy
Title:   President               Title:    Manager, Lease Acquisitions
Date:    December 10, 1998       Date:     December 8, 1998
Tax ID#  84-0428142

Please return one executed copy in the self addressed envelope.

                               EOTT ENERGY CORP.
                               General Partner